Exhibit 99.1

PowerSchool Announces Pricing of Initial Public Offering

FOLSOM, CA – July 27, 2021 – PowerSchool Holdings, Inc., (NYSE:PWSC) (“PowerSchool”), the leading provider of cloud-based software for K-12 education in North America, today announced the pricing of its underwritten initial public offering of 39,473,685 shares of Class A common stock at a price to the public of $18.00 per share. In connection with this offering, PowerSchool has granted the underwriters a 30-day option to purchase up to an additional 5,921,052 shares at the initial public offering price, less the underwriting discount. The shares of Class A common stock are expected to begin trading on the New York Stock Exchange on July 28, 2021. The offering is expected to close on July 30, 2021, subject to the satisfaction of customary closing conditions.

PowerSchool intends to use the net proceeds received from the IPO to repay outstanding indebtedness, pay expenses incurred in connection with the offering and other related organizational transactions and for general corporate purposes. In connection with this offering, PowerSchool will be making a $1 million donation to philanthropic initiatives to benefit K-12 educators.

Goldman Sachs & Co. LLC, Barclays, Credit Suisse and UBS Investment Bank are acting as lead bookrunning managers for the offering. BofA Securities, Jefferies, Macquarie Capital and RBC Capital Markets are acting as joint bookrunning managers. Baird, Piper Sandler, Raymond James, William Blair, AmeriVet Securities, Loop Capital Markets, Stern, Ramirez & Co., Inc. and Guzman & Company are acting as co-managers. The offering will be made only by means of a prospectus. Copies of the prospectus relating to the offering, when available, may be obtained from: Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing Prospectus-ny@ny.email.gs.com; or Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 888-603-5847 or by emailing Barclaysprospectus@broadridge.com.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission on July 27, 2021. This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended.

About PowerSchool:

PowerSchool is the leading provider of cloud-based software for K-12 education in North America. Its mission is to power the education ecosystem with unified technology that helps educators and students realize their full potential, in their way. PowerSchool connects students, teachers, administrators, and parents, with the shared goal of improving student outcomes. From the office to the classroom to the home, it helps schools and districts efficiently manage state reporting and related compliance, special education, finance, human resources, talent, registration, attendance, funding, learning, instruction, grading, assessments and analytics in one unified platform. PowerSchool supports over 45 million students globally and more than 12,000 customers, including 93 of the top 100 districts by student enrollment in the United States, and sells solutions in over 90 countries.

For More Information:

Media Relations: public.relations@powerschool.com

Investor Relations: investor.relations@powerschool.com

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